Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ascent industries Co. (the Company) of our report dated March 3, 2026, relating to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an unqualified opinion on the consolidated financial statements and an adverse opinion on the effectiveness of internal control over financial reporting due to material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

March 31, 2026

1